UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person

   Carmel Vernia
   Efrat Future Technology Ltd.
   23 Haborazel Street
   Ramat Hachayal
   Tel Aviv 96710 ISRAEL

2. Issuer Name and Ticker or Trading Symbol
   Comverse Technology, Inc. -- CMVT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director ( ) 10% Owner (x) Officer (give title below) ( ) Other (specify below)
   Chief Operating Officer

7. Individual or Joint/Group Filing (Check Applicable Line)
   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
----------------------------------------------------------------------------------------------------------------------------------|
                           |7/20/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | M  | |   7,000          | A | $10.00    |  168,750          |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | M  | |  24,600          | A | $10.00    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | M  | |  18,400          | A | $10.00    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/20/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   5,000          | D | $55.925   |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/20/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,000          | D | $55.75    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |  10,000          | D | $55.78125 |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,000          | D | $55.75    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   1,000          | D | $55.875   |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,500          | D | $55.9375  |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,000          | D | $56.00    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   3,000          | D | $56.375   |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   1,600          |   | $57.00    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/21/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,500          |   | $56.50    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   7,500          |   | $54.75    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,500          |   | $54.50    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   3,400          |   | $54.50    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,500          |   | $54.75    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |7/22/ |    | |                  |   |           |                   |      |                           |
   Common Stock            |  98  | S  | |   2,500          |   | $55.00    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Employee Stock Option |        |     |    | |           |   |     |     | Common     | 7,000 |       | 168,750    | D |            |
(right to buy)        | $10.00 |7/20/| M  | | 7,000     | D | (1) |9/22/|    Stock   |       |       |            |   |            |
                      |        |  98 |    | |           |   |     |  04 |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Employee Stock Option |        |     |    | |           |   |     |     | Common     |24,600 |       |            | D |            |
(right to buy)        | $10.00 |7/21/| M  | | 24,600    | D | (1) |9/22/|    Stock   |       |       |            |   |            |
                      |        |  98 |    | |           |   |     |  04 |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
Employee Stock Option |        |     |    | |           |   |     |     | Common     |18,400 |       |            | D |            |
(right to buy)        | $10.00 |7/22/| M  | |18,400     | D | (1) |9/22/|    Stock   |       |       |            |   |            |
                      |        |  98 |    | |           |   |     |  04 |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Became exerciseable incrementally at various vesting dates.

SIGNATURE OF REPORTING PERSON
/s/Carmel Vernia
-----------------
Carmel Vernia

DATE
08/10/98